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                                                                    Exhibit (L1)



                                  May 12, 1992



Donald J. Zimmerman, President
Ohio National Equity Fund, Inc.
237 William Howard Taft Road
Cincinnati, Ohio  45219

Re:      Subscription of Capital Stock

Dear Don:

The Ohio National Life Insurance Company, an Ohio domiciled mutual life insurer, hereby subscribes to 25,000 shares of the Money Market Portfolio of Ohio National Equity Fund, Inc. ("ONE Fund") for a consideration of $25,000, 2,500 shares of the Income Portfolio of ONE Fund for a consideration of $25,000, 2,500 shares of the Income & Growth Portfolio of ONE Fund for a consideration of $25,000 and 2,500 shares of the Growth Portfolio of ONE Fund for a consideration of $25,000. The total consideration of $100,000 for all such shares is hereby tendered.

The undersigned subscriber declares its intentions to purchase the said shares of ONE Fund for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned's property shall be and remain in its control at all times.

                                 THE OHIO NATIONAL LIFE INSURANCE COMPANY


                                 By /s/ Joseph P. Brom
                                    --------------------------------------------
                                          Joseph P. Brom, Senior Vice President
                                          and Chief Investment Officer









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